Exhibit 99.1

Nexeo Solutions Holdings, LLC

Management Adjusted EBITDA Reconciliation

(in millions)

	Q3 FY14	Q4 FY14	Q1 FY15	Q2 FY15	LTM	Pro Forma 03/31/2015 LTM (2)
Net income (loss) attributable to Nexeo Solutions Holdings, LLC (1)	$5.3	$(4.2)	$(6.7)	$(0.6)	$(6.2)	$(6.2)
Net loss attributable to noncontrolling interest	(0.1)	(0.1)	—	—	(0.2)	(0.2)
Interest, net	17.1	16.5	16.4	16.2	66.2	66.2
Taxes (1)	0.8	3.3	(0.9)	1.7	4.9	4.9
Depreciation and amortization (1)	14.4	13.5	12.9	13.6	54.4	54.4
EBITDA from continuing operations	37.5	29.0	21.7	30.9	119.1	119.1
Management add-backs (1)(3)	5.0	8.6	6.7	2.5	22.8	22.8
Foreign exchange (gains) losses, net (1)(4)	(0.3)	(0.2)	1.2	1.2	1.9	1.9
Management fees (5)	1.2	1.2	1.4	0.9	4.7	4.7
Compensation expense related to management equity plan (non-cash)	0.3	0.1	0.3	0.3	1.0	1.0
Transaction and other one-time items (1)(6)	(0.6)	1.2	0.5	0.1	1.2	14.4
Management Adjusted EBITDA from continuing operations	$43.1	$39.9	$31.8	$35.9	$150.7	$163.9
Adjustments associated with discontinued operations:
Pre-tax gain on Composites Sale (2)	—	15.5	—	—	15.5
Management Adjusted EBITDA from discontinued operations (7)	3.0	(1.0)	(0.8)	—	1.2
Total Management Adjusted EBITDA	$46.1	$54.4	$31.0	$35.9	$167.4

(1)              Reflects the impact of discontinued operations.

(2)              On July 1, 2014, the Company sold its North American composites operations (the “Composites Sale”).  Pro forma Management Adjusted EBITDA for the twelve months ended March 31, 2015 reflects the estimated impact of cost savings actions initiated as a result of (i) the Composites Sale and (ii) cost savings actions taken or committed to be taken as of March 31, 2015.  The pro forma financial information was derived from unaudited financial statements and information of the Company’s North American composites operations for the twelve months ended March 31, 2015.  Pro forma results are not necessarily indicative of either future results of operations or results that might have been achieved had these matters been completed at the beginning of the period.

(3)              Management adjustments associated with integration, transition, restructuring and transformational activities.

(4)              Includes net realized and unrealized foreign exchange gains and losses.

(5)              Management, monitoring, consulting and leverage fees per the agreement with TPG Capital, L.P.

(6)              Professional and transaction costs related to the CSD Acquisition, the Archway Acquisition, other potential acquisitions and other one-time items.

(7)              Includes typical management adjustments related to foreign exchange gains and losses and transaction and other one-time items.

Non-GAAP Financial Measures and Related Information

The above table contains non-GAAP financial measures as such term is defined in Regulation G under the rules of the Securities and Exchange Commission.  While we believe these non-GAAP financial measures are useful in evaluating the Company, this information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP.  Further, these non-GAAP financial measures may differ from similarly titled measures presented by other companies.  In addition, Management Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments and debt service requirements.  Moreover, Management Adjusted EBITDA as presented for financial reporting purposes herein, although similar, is not the same as similar terms in the applicable covenants in our ABL Facility, Term Loan Facility or our senior subordinated notes.